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                                                                    EXHIBIT 99.1

                           [ORGANOGENESIS INC. LOGO]

CONTACT: Doug Bailey
         Rasky/Baerlein Group
         617-443-9933 ex. 339
         617-335-8136 cell

                COURT CONFIRMS ORGANOGENESIS REORGANIZATION PLAN
            Company Set to Emerge from Chapter 11 by August 29, 2003

         CANTON, MA -- August 15, 2003 -- Organogenesis Inc. (ORGG-PK) announced today that following a vote of approval by the company's creditors, the U.S. Bankruptcy Court for the District of Massachusetts Wednesday confirmed Organogenesis' plan of reorganization dated June 26, 2003. The Company expects to emerge from Chapter 11 during the week of August 25, 2003.

         "We are pleased to announce another positive step toward completing our reorganization process," said Alan Ades, chairman and acting chief executive officer. "The court's confirmation of our plan and the favorable vote of our creditors are absolutely critical to our efforts to emerge from Chapter 11 before the end of August."

         Ades said the diligent efforts of all parties helped shape a plan that makes Organogenesis a financially stronger company, more favorably positioned to provide reliable and superior product, and better able pursue new growth opportunities.

         "We owe our success to the loyalty of our customers and suppliers, and an extraordinary commitment among our employees for supporting the company's restructuring efforts and allowing it to complete its Chapter 11 reorganization in less than a year," he added.

         As previously announced, the reorganization plan contemplates that a cash distribution of up to 35 percent will be made to the holders of allowed general unsecured claims but that no distribution will be made on shares of the company's outstanding preferred and common stock, which will be cancelled on the plan's effective date. Organogenesis will now focus on completing the remaining tasks of its restructuring before emerging from Chapter 11.

         Organogenesis was the first company to develop and gain FDA approval for a mass-produced product containing living human cells. The Company's principal product, Apligraf(R), a living, bi-layered skin substitute, has received FDA approval for the treatment of diabetic foot ulcers and venous leg ulcers.

         Apligraf(R) is a registered trademark of Novartis.

         This release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements reflect assumptions and involve risks and uncertainty that may affect the Company's business and prospects. Actual results may differ materially from those indicated or suggested by these forward-looking statements as a result of various factors.